Exhibit 3.1

Exhibit 4.64

Execution Version

GOVERNANCE AGREEMENT

BY AND AMONG

INTELSAT S.A.,

THE BC INVESTOR,

THE SILVER LAKE INVESTOR

AND

THE ADDITIONAL SHAREHOLDER

April 23, 2013

i

Schedule A – BC Investor
Schedule B – Silver Lake Investor
Schedule C – Additional Shareholder

GOVERNANCE AGREEMENT

This GOVERNANCE AGREEMENT (this “Agreement”), dated as of April 23, 2013, by and among Intelsat S.A., a Luxembourg société anonyme, RCS Luxembourg B162135 (the “Company”); the shareholder of the Company listed on Schedule A hereto (the “BC Investor”); the shareholder of the Company listed on Schedule B hereto (the “Silver Lake Investor”); and the shareholder of the Company listed on Schedule C hereto (the “Additional Shareholder” and, together with the BC Investor and the Silver Lake Investor, the “Shareholders”).

R E C I T A L S

WHEREAS, the Company has determined to consummate an Initial Public Offering, the closing date of which is the date of this Agreement;

WHEREAS, as of the date of this Agreement, the Shareholders will hold the number of shares of Common Stock of the Company (the “Shares”) as set forth opposite such Shareholder’s name on the Schedules hereto; and

WHEREAS, in connection with the Initial Public Offering, the Shareholders and the Company desire to promote their mutual interests by agreeing to certain matters relating to the disposition and voting of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I.

CORPORATE GOVERNANCE

Section 1.01 Initial Board of Directors.

(a) The Board of Directors of the Company (the “Board” and each director of the Board, a “Director”) as of the date of this Agreement shall consist of the following Directors:

Name of Director	Type of Director

David McGlade	Chief Executive Officer and Chairman

Raymond Svider	Nominated by the BC Investor

Justin Bateman	Nominated by the BC Investor

Simon Patterson	Nominated by the BC Investor

Denis Villafranca	Nominated by the BC Investor

Egon Durban	Nominated by the Silver Lake Investor

Edward Kangas	Remaining Director and Independent Director (each as defined below)

Phillip Spector	Remaining Director

Two Vacant Directorships

(b) In accordance with the Articles, the Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of Directors constituting the entire Board, with each Director appointed by the general meeting of shareholders of the Company for a period of up to three years, with each Class I Director serving until the first annual general meeting of shareholders of the Company following the date hereof, Class II Directors serving until the second annual general meeting of shareholders of the Company following the date hereof and Class III Directors serving until the third annual general meeting of shareholders of the Company following the date hereof. Upon the expiration of the term of a class of Directors, Directors in that class will be elected for three-year terms at the annual general meeting of shareholders of the Company in the year in which their term expires. Initially, (A) Messrs. Svider, Durban and Bateman will serve as Class I Directors with a term expiring in 2014, (B) Messrs. Villafranca, McGlade and Spector will serve as Class II Directors with a term expiring in 2015 and (C) Messrs. Kangas and Patterson will serve as Class III Directors with a term expiring in 2016.

Section 1.02 Subsequent Board of Directors.

(a) Nomination.

(i) Generally. Subject to Section 1.02(a)(ii), the Company and the Shareholders (in their capacity as shareholders of the Company) shall take such action as may be required under applicable law (including, without limitation, voting their Shares) to cause the Board to consist of ten (10) Directors. The Board shall be comprised as follows:

(1)	the chief executive officer of the Company, who shall be nominated for election to the Board by a majority of the Directors then in office or, if the Board has delegated such authority, the nominating or similar committee of the Board;

(2)

four (4) Directors (the “BC Directors”) shall be nominated for election to the Board by the BC Investor, so long as the BC Investor owns in the aggregate at least 35% of the outstanding shares of Common Stock on a fully diluted basis (i.e. assuming the exercise or conversion of all options, warrants and other securities or rights (held by the BC Investor but not any other Person) which are convertible into or exchangeable or exercisable for shares of Common Stock); provided, that if and for so long as the BC Investor owns in the aggregate less than 35% of the outstanding shares of Common Stock on a fully diluted basis, the BC Investor shall be entitled to nominate for election the following number of Directors (based on the aggregate ownership of the BC Investor of Common Stock on a fully diluted basis):

% of Outstanding Shares	Number of BC Directors

25% or greater but less than 35%	3

15% or greater but less than 25%	2

5% or greater but less than 15%	1

(3)	one (1) Director (the “SL Director”) shall be nominated for election to the Board by the Silver Lake Investor, so long as the Silver Lake Investor owns at least the lesser of (x) 50% of the Shares set forth opposite the Silver Lake Investor on Schedule B or (y) Shares representing at least 5% of the outstanding shares of Common Stock;

(4)	two (2) Directors (the “Remaining Directors”), one of which shall be an Independent Director and such Remaining Directors shall be nominated for election to the Board by a majority of the Directors then in office or, if the Board has delegated such authority, the nominating or similar committee of the Board; and

(5)	two (2) Additional Independent Directors whose Director positions shall remain vacant until such time as such Directors shall be nominated for election to the Board pursuant to Section 1.02(a)(ii).

The Company hereby agrees (A) to include the nominees of the BC Investor and the Silver Lake Investor nominated pursuant to Section 1.02(a)(i)(2) and (3) as the nominees to the Board on each slate of nominees for election of the Board proposed by management of the Company, (B) to recommend the election of such nominees to the shareholders of the Company and (C) without limiting the foregoing, to otherwise use its commercially reasonable efforts to cause such nominees to be elected to the Board. Further, subject to any action of the shareholders of the Company at a general meeting of shareholders, the Company agrees to maintain the two (2) Director positions relating to the Additional Independent Directors vacant until such time as such Directors may be nominated for election to the Board in accordance with Section 1.02(a)(ii).

(ii) Additional Independent Directors. Notwithstanding Section 1.02(a)(i), the Company and the Shareholders (in their capacity as shareholders of the Company) agree to take such action as may be required under applicable law (including, without limitation, voting their Shares) to appoint additional Independent Directors (each, an “Additional Independent Director”) as follows:

(1)	on or prior to (A) ninetieth (90th) day following the date of this Agreement and (B) the one year anniversary of the date of this

Agreement, in each case, one (1) Additional Independent Director shall be appointed to the Board to fill in the vacancies in the Board as referred to above in Section 1.02(a)(i)(5); and

(2)	to the extent necessary to comply with applicable law and the rules of the Commission or the Applicable Exchange, certain Additional Independent Directors shall be appointed to the Board following any vacancy or vacancies and/or an increase in the size of the Board by an action of the shareholders of the Company at an annual or special meeting of shareholders of the Company. If the number of Directors on the Board is increased pursuant to this clause (2), then each of the BC Investor and the Silver Lake Investor shall be granted proportionate increases to the number of Directors that they are entitled to nominate as set forth in Section 1.02(a)(i)(2) and (3) after giving effect to all such increases to the size of the Board.

(b) Removal.

(i) The BC Investor shall have the sole and exclusive right to remove any BC Director, with or without cause, subject to applicable law, this Agreement and the Articles. No BC Director shall be, with or without cause, removed from his or her office prior to the end of such Director’s term without the prior written consent of the BC Investor. The Silver Lake Investor shall have the sole and exclusive right to remove any SL Director, with or without cause, subject to applicable law, this Agreement and the Articles. No SL Director shall be, with or without cause, removed from his or her office prior to the end of such Director’s term without the prior written consent of the Silver Lake Investor.

(ii) If the number of Directors that the BC Investor has the right to nominate for election to the Board is decreased or if the BC Investor ceases to have the right to nominate any BC Director for election to the Board, in each case pursuant to Section 1.02(a)(i)(2), then the BC Investor shall immediately cause such BC Director or Directors, as the case may be, to resign from the Board, and the Board shall promptly fill such vacant Director position(s), as determined by a majority of the remaining Directors.

(iii) If the Silver Lake Investor ceases to have the right to nominate any SL Director for election to the Board, in each case pursuant to Section 1.02(a)(i)(3), then the Silver Lake Investor shall immediately cause such SL Director to resign from the Board, and the Board shall promptly fill such vacant Director position, as determined by a majority of the remaining Directors.

(c) Voting Agreement. Each Shareholder agrees to vote all Shares owned or held of record by such Shareholder to elect (or to execute such written consent consenting to the election of) the nominees designated pursuant to Section 1.02(a) at each election of Directors held after the date hereof (or each written consent in lieu thereof). In addition, to the extent that any Director is removed from the Board pursuant to Section 1.02(b), each Shareholder agrees to vote all Shares owned or held of record by such Shareholder in furtherance of such removal. The voting agreements contained herein are coupled with an interest and may not be revoked or amended except as set forth in this Agreement.

Section 1.03 Additional Board Provisions.

(a) Director Qualifications. No Director nominated by the BC Investor or the Silver Lake Investor shall be an officer, a member of the board of directors or a non-voting observer of any Person (whether or not to an Affiliate), that in the reasonable judgment of the Board, exercised in good faith, is an actual or potential Competitor of the Company or any of its subsidiaries or any Person who (directly or indirectly) (x) holds an ownership interest in such actual or potential Competitor equal to five percent (5%) or more of the outstanding voting securities of such actual or potential Competitor or (y) has designated, or has the right to designate, a member of the board of directors of such actual or potential Competitor, in each case without the approval of the Board.

(b) Information Rights. After such time as either the BC Investor or the Silver Lake Investor is no longer entitled to nominate a Director and until such time as such Shareholder ceases to own any Shares, such Shareholder shall be entitled to receive from the Company a copy of the board meeting materials provided to each Director, subject to the redaction of any information which in the Company’s good faith judgment (i) is not appropriate to disclose to a Person who does not have a fiduciary duty to the Company and its shareholders, (ii) the disclosure of which could subject the Company to risk of liability or (iii) is subject to any attorney-client or other privilege.

(c) Indemnification; D&O Insurance Matters.

(i) The Company shall indemnify, pay, protect and hold harmless each member of the Board and each Sponsor and its representatives (collectively, the “Indemnitees”) to the fullest extent permitted under applicable law from and against any and all losses which may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee when acting on behalf of the Company or any of its subsidiaries (the “Intelsat Group”) in any capacity, including as a member of the Board or a committee thereof, board of directors or similar governing body of any member of the Intelsat Group or a committee thereof (other than for such losses which are finally judicially determined by a competent court to have resulted from such Indemnitee’s fraud, gross negligence or willful misconduct). The Indemnitee shall have the right to employ joint counsel with the Company satisfactory to such Indemnitee and the Company shall reimburse the Indemnitee for the reasonable fees and expenses of such joint counsel; provided, however, that the Indemnitee shall also have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless: (x) the employment of such counsel has been specifically authorized in writing by the Company; (y) the Company has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnitee; or (z) the named parties to any such action

(including any impleaded parties) include both the Indemnitee and the Company or any subsidiary or Affiliate of the Company, and such Indemnitee shall have reasonably concluded that either (A) there may be one or more legal defenses available to it which are different from or additional to those available to the Company or such subsidiary or Affiliate of the Company or (B) a conflict may exist between such Indemnitee and the Company or such subsidiary or Affiliate of the Company. These indemnification rights shall be cumulative, in addition to any other rights that the Indemnitees may have and shall inure to the benefit of their heirs, successors, assignees, and administrators.

(ii) The Company hereby acknowledges that some of its Directors (the “Specified Directors”) may have certain rights to indemnification and advancement of expenses provided by other entities and/or organizations (collectively, the “Fund Indemnitors”). The Company hereby agrees and acknowledges (A) that it is the indemnitor of first resort with respect to the Specified Directors (i.e., its obligations to the Specified Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Specified Directors are secondary), (B) that it shall be required to advance the full amount of expenses incurred by the Specified Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by this Agreement or the Articles (or any other agreement between the Company and the Specified Directors), without regard to any rights the Specified Directors may have against the Fund Indemnitors and (C) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees and acknowledges that no advancement or payment by the Fund Indemnitors on behalf of the Specified Directors with respect to any claim for which the Specified Directors have sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Directors against the Company.

(iii) The Company shall obtain, fully pay and maintain customary directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage at least as favorable as customarily provided by similarly-situated public companies.

(d) Governance Expense. The Company shall reimburse the BC Directors and the SL Directors for reasonable travel, lodging and related expenses incurred in connection with meetings of the Board or any committee thereof, or otherwise in service as a BC Director or an SL Director, as applicable, or any member of a committee of the Board.

Section 1.04 Conflicting Article Provisions. Each Shareholder shall vote its Shares or execute proxies or written consents, as the case may be, and shall take all other actions necessary, to ensure that the Articles (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement.

Section 1.05 Confidentiality.

(a) Each Sponsor agrees and acknowledges that the Company, the BC Directors and the SL Directors may share confidential, non-public information about the Company and any of its subsidiaries with any of the Sponsors.

(b) No Sponsor (collectively, the “Confidential Investors”) shall disclose any information relating to the Company or any subsidiary received by a Confidential Investor pursuant to the information rights set forth in Section 1.03(b) and Section 1.05(a) hereof or any similar rights (the “Confidential Information”) without the prior written consent of the Board; provided, that (i) Confidential Information may be disclosed if required by applicable law, regulation or legal process (subject to the provisions of Section 1.05(c) below), (ii) each Confidential Investor may disclose Confidential Information to its partners, members, investors, prospective investors, advisors, employees, agents, accountants, attorneys and Affiliates and representatives thereof (collectively, the “Representatives”), or if such Confidential Investor is wholly-owned by another Person, the Representatives of such Person or its Affiliates, so long as (x) such Representatives agree to keep such information confidential (or the Confidential Investor directs such Representative to keep such information confidential, in which case such Confidential Investors shall be liable for any failure on the part of its Representatives to so keep such information confidential), and to limit their use of such information, on terms substantially identical to the terms contained in this Section 1.05(b) and (y) the sharing of such Confidential Information with such Representatives does not violate any applicable law or regulation; provided, however, that notwithstanding anything to the contrary in this clause (ii) but subject to clauses (x) and (y) of this clause (ii), for purposes of this clause (ii), each of the BC Investor and the Silver Lake Investor, in its capacity as a Confidential Investor who receives information pursuant to Section 1.03(b), may disclose Confidential Information received pursuant to Section 1.03(b) (and not otherwise as a shareholder) only to its employees, accountants, attorneys and Affiliates (and the employees, accountants and attorneys of such Affiliates) and the term Representatives with respect to such Confidential Information shall mean solely its employees, accountants, attorneys and Affiliates (and the employees, accountants and attorneys of such Affiliates), and (iii) a Confidential Investor may disclose Confidential Information to a prospective Transferee of such Confidential Investor’s Shares so long as (x) such prospective Transferee executes a non-disclosure agreement in a form reasonably acceptable to the Company and (y) the sharing of such Confidential Information with a prospective Transferee does not violate any applicable law or regulation. The term “Confidential Information” does not include information that (A) is or has become generally available to the public other than as a result of a direct or indirect disclosure by a Confidential Investor or any of its Representatives in breach of the provisions hereof, (B) was within the possession of a Confidential Investor or any of its Representatives from a source other than the Company prior to its being furnished to such Confidential Investor by or on behalf of the Company or (C) is received from a source other than the Company or its subsidiaries or any of their respective representatives or predecessor entities; provided, that in the case of each of (B) and (C) above, the source of such information was not believed by such Confidential Investor after reasonable inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information. For the avoidance of doubt, notwithstanding the foregoing, nothing in this Section 1.05 shall prevent any Shareholder, so long as such Shareholder is a private equity fund, from making any periodic reports to its limited partners in the ordinary course of business consistent with past practice; provided, that, to the extent any such periodic reports contain any Confidential Information, such Shareholder shall inform such limited partners of the confidential nature of such Confidential Information and such limited partners shall agree to the restrictions contemplated by this Section 1.05 that are applicable to such Confidential Information.

(c) In the event that any Confidential Investor is required by applicable law, regulation or legal process to disclose any of the Confidential Information, such Confidential Investor shall promptly notify the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent any Confidential Investor from honoring a subpoena (or governmental order) that seeks discovery of the Confidential Information if (A) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Confidential Information has been denied or is not made; provided, however, that such Confidential Investor disclose only that portion of the Confidential Information which such Confidential Investor’s outside legal counsel advises is legally required and that it exercise commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (B) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena (or governmental order). In no event will any Confidential Investor or any of its Representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. The Company shall promptly reimburse the Confidential Investor for any reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with any action that the Confidential Investor may be required to take, or is requested by the Company to take, under this Section 1.05(c).

Section 1.06 Tag-Along Rights.

(a) In the event that the BC Investor intends to sell or otherwise Transfer any of its Shares to a third party that is not an Affiliate of the BC Investor (which for these purposes shall not include any limited partners of BC European Capital VIII to the extent distributed to such limited partners on a proportionate basis) (a “Proposed Transferee”) (other than (i) any Transfer to a Permitted Transferee, (ii) Transfers in a Public Offering pursuant to Article IV of the Shareholders Agreement, which shall be governed by the provisions of Article IV of the Shareholders Agreement, (iii) a distribution of Shares by the BC Investor to its members, partners, unitholders or stockholders, (iv) pursuant to Rule 144 under the Securities Act (in transactions subject to any applicable volume and manner of sale limitations of that rule) or (v) pursuant to an Approved Transaction), whether by merger, consolidation or sale of the Company’s equity interests, then the BC Investor (the “Selling Investor”) shall notify the Silver Lake Investor (the “Tag-Along Investor”), in writing, of such proposed Transfer and its terms and conditions (including without limitation, the identity of the Proposed Transferee, the aggregate number of Shares agreed to be purchased, purchase price, any escrow and indemnity arrangements, form of consideration and the terms of payment, the “Tag-Along Third Party Terms”). Within ten (10) Business Days of the date of such notice, the Tag-Along Investor shall notify the Selling Investor in writing if it elects to participate in such Transfer. If the Tag-Along Investor fails to so notify the Selling Investor within such ten (10) Business Day period, such Tag-Along Investor shall be deemed to have waived its rights hereunder.

(b) Such Tag-Along Investor that so notifies the Selling Investor shall have the right to sell to such third party, on the Tag-Along Third Party Terms, an amount of each class of Shares equal to the number of the same class of Shares the Proposed Transferee proposes to purchase, directly or indirectly, multiplied by a fraction, the numerator of which shall be the number of such class of Shares Owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of such class of Shares Owned by the Selling Investor and all shares of Common Stock owned by the Tag-Along Investor and other shareholders of the Company who have exercised, in connection with such transaction, a right similar to the rights granted to the Tag-Along Investor in this Section 1.06.

(c) The Selling Investor shall have a period of sixty (60) days following the expiration of the ten (10) Business Day period mentioned above to enter into a definitive agreement to sell all the Shares agreed to be purchased by the Proposed Transferee on the Third-Party Terms. With respect to Shares proposed to be Transferred, if the Proposed Transferee agrees to purchase more Shares than specified in the Third-Party Terms, the Tag-Along Investor shall also have the same right to participate in the Transfer of such additional Shares that are in excess of the amount set forth on the Tag-Along Third-Party Terms in accordance with this Section. With respect to the Shares proposed to be Transferred, if the Selling Investor is unable to cause the Proposed Transferee to purchase all the Shares proposed to be Transferred by the Selling Investor, the Tag-Along Investor and the other shareholders of the Company who have exercised a right similar to the rights granted to the Tag-Along Investor in this Section 1.06, then the number of Shares that each such Shareholder is permitted to sell in such proposed Transfer shall be reduced pro rata as contemplated by Section 1.06(b).

(d) At the closing of the Transfer to any Proposed Transferee pursuant to this Section 1.06, the Proposed Transferee shall remit to the Tag-Along Investor who exercised its right under Section 1.06 (the “Tag-Along Right”) the consideration for the total sales price of the Shares held by the Tag-Along Investor sold pursuant hereto minus any such consideration to be escrowed or otherwise held back in accordance with the Tag-Along Third Party Terms. At the closing, the Tag-Along Investor shall deliver, or cause to be delivered, to the Proposed Transferee an instrument evidencing the Transfer of the subject Shares reasonably acceptable to the Company, and shall agree to comply with any other conditions to closing generally applicable to the Selling Investor and all other shareholders of the Company selling Shares in the transaction.

(e) This Section 1.06 shall automatically terminate upon either Sponsor owning less than 5% of the outstanding Common Stock of the Company.

Section 1.07 Drag-Along Rights.

(a) In connection with (i) the Transfer by the BC Investor or any of its Permitted Transferees (other than any Transfer to a Permitted Transferee) of at least 80% of the Shares owned by the BC Investor and its Permitted Transferees, as a whole, to a third party or parties that are not Affiliates of the BC Investor (a “Third Party Acquiror”) or (ii) a business combination of the Company with such Third Party Acquiror or the purchaser of all or substantially all of the assets of the Company by such Third Party Acquiror (any of the transactions described in clauses (i) and (ii), a “Sale Transaction”), the BC Investor shall have the right (the “Drag-Along Right”) to require that the Silver Lake Investor and any of its Permitted Transferees (collectively, the “Subject Investors”), to include in such Sale Transaction, on a pro rata basis, Shares then held by the Subject Investors of the same class as the Shares subject to such Sale Transaction. Notwithstanding the foregoing, the Subject Investors shall not be subject to any Drag-Along Right unless under the terms of the Sale Transaction, such shareholder receives consideration for its Shares to be included in such Sale Transaction equal to at least (x) two times the initial cost of the Silver Lake Investor’s investment in the Company as of February 4, 2008 in the event such Sale Transaction is consummated prior to the sixth anniversary of February 4, 2008 or (y) the initial cost of Silver Lake Investor’s investment in the Company as of February 4, 2008 in the event such Sale Transaction is consummated after the sixth anniversary of February 4, 2008.

(b) For the avoidance of doubt, the BC Investor shall be entitled to exercise this Drag-Along Right with respect to the Subject Investors only if one or more of the BC Investor and its Permitted Transferees are participating in such Transfer.

(c) To exercise a Drag-Along Right, the BC Investor shall give each Subject Investor a written notice (a “Drag-Along Notice”) containing (i) the name and address of the Third Party Acquiror and (ii) the terms and conditions of the Sale Transaction (including the identity of the Third Party Acquiror, the aggregate number of Shares agreed to be purchased by the Third Party Acquiror, the purchase price, any escrow and indemnity arrangements, the form of consideration and the terms of payment, the “Drag-Along Third Party Terms”). Each Subject Investor shall thereafter be obligated to sell its Shares (including any warrants or options owned by such Subject Investor) pursuant to the Drag-Along Third Party Terms.

(d) The BC Investor shall have a period of sixty (60) days following the date of the Drag-Along Notice to enter into a definitive agreement to sell all the Shares agreed to be purchased by the Third Party Acquiror on the Drag-Along Third Party Terms. With respect to the Shares proposed to be Transferred, if the BC Investor is unable to cause the Third Party Acquiror to purchase all the Shares proposed to be Transferred by the BC Investor (and its Permitted Transferees) and the Subject Investors, then the number of Shares that each such shareholder is required to sell in such proposed Transfer shall be reduced pro rata based on the number of Shares proposed to be Transferred by such shareholder relative to the aggregate number of Shares proposed to be Transferred by all shareholders of the Company participating in such proposed Transfer.

(e) At the closing of the Transfer pursuant to this Section 1.07, the Third Party Acquiror shall remit to the shareholders participating in such Sale Transaction the consideration for the total sales price of the Shares held by the shareholders sold pursuant hereto minus any consideration to be escrowed or otherwise held back in accordance with the Drag-Along Third Party Terms, if applicable. At the closing of the Transfer pursuant to this Section 1.07, the shareholders participating in such Transfer shall deliver to the Third Party Acquiror the certificates with respect to the Shares, if any, to be conveyed, duly endorsed and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the

Transfer subject to the Drag-Along Right reasonably acceptable to the Company and shall agree to comply with any other conditions to closing generally applicable to the BC Investor and all other shareholders selling Shares in the transaction.

(f) The Subject Investors shall consent to and raise no objections against the transaction triggering such Drag-Along Right and if such transaction is structured as a sale of stock, each Subject Investor shall take all actions that the Board reasonably deems necessary or desirable in connection with the consummation of the transaction; provided, however, the foregoing shall apply only if, under the terms of such transaction, the treatment of the Subject Investors shall be consistent with the treatment of the BC Investor, and that all representations, warranties, covenants, indemnities and agreements shall be made by the relevant shareholders severally and not jointly and that the aggregate amount of each Subject Investor’s, as the case may be, responsibility for any liabilities shall not exceed such Subject Investor’s pro rata share thereof, determined in accordance with such Subject Investor’s portion of the total number of Shares included in such Transfer; provided, further, that (x) in no event shall the aggregate amount of liability of any such Subject Investor exceed the proceeds such Subject Investor actually received in connection with the Transfer and (y) no Subject Investor shall be obligated to agree to any non-compete provisions without the written consent of each such Subject Investor participating in such Transfer. Without limiting the generality of the foregoing, and subject to the preceding sentence, each such Subject Investor agrees to (i) consent to and raise no objections against the transaction; (ii) execute any Share purchase agreement, merger agreement or other agreement entered into with the transferee with respect thereto; (iii) vote the Shares held by such Subject Investor in favor of the transaction triggering such Drag-Along Right and against any alternative transaction; (iv) refrain from the exercise of dissenters’ or appraisal rights with respect to the transaction; and (v) agree to any customary non-solicit provisions relating to employees of the Company requested in connection with such Transfer to the extent that other Subject Investors are required to agree to a similar non-solicit provision.

(g) If any such Subject Investor receives securities which are Illiquid Securities as proceeds in connection with a Transfer contemplated by this Section 1.07, solely to the extent received by the BC Investor, such Subject Investor shall receive the right to tag-along on transfers by the BC Investor and be subject to drag-along rights of BC Investor with respect to such securities that are substantially similar to the tag-along rights and drag-along rights applicable to Shares of such Subject Investor under the Shareholders Agreement and this Agreement and shall receive registration rights with respect to such securities that are substantially similar to the registration rights applicable to Shares under the Shareholders Agreement to the extent received by the BC Investor; provided, that such rights may cease at such time as such securities are no longer Illiquid Securities.

(h) This Section 1.07 shall automatically terminate upon the Sponsors owning in the aggregate less than 10% of the outstanding Common Stock of the Company.

Section 1.08 Regulatory Matters. No Shareholder shall Transfer any equity interests in the Company prior to receipt of all regulatory or legal approvals that, based on advice of counsel, are required for such Transfer. To the extent that any regulatory or legal filings are so required in connection with such proposed Transfer, the Company shall cooperate and use its commercially reasonable efforts to obtain or, if applicable, assist such Shareholders in obtaining, such approvals. For the avoidance of doubt, commercially reasonable efforts of the Company under this Section 1.08 shall include the payment by the Company of reasonable fees and expenses of the Company or its subsidiaries related to such regulatory or legal filings; provided, that nothing in this Section 1.08 to the contrary shall require the Company to incur any fees and expenses related to any registered offering, the payment of which shall be governed by the applicable terms and conditions of the Shareholders Agreement. In addition, no Shareholder shall be entitled to Transfer its Shares at any time if such Transfer would violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Shares.

Section 1.09 Effect of Transfer; Transfers and Counterparties to the Agreement. Other than Transfers to Permitted Transferees, no Shareholder shall be entitled to Transfer any rights provided to such Shareholder under Article I of this Agreement (including the right to nominate, designate or appoint any director to the Board) without the prior approval of the Board. No Transfer of any Shares to any Permitted Transferee of any Shareholder shall become effective unless and until such Permitted Transferee (unless already a party to this Agreement) executes and delivers to the Company a counterpart to this Agreement, agreeing to be bound by the terms hereof in the same manner as the transferring Shareholder. Upon such Transfer and such execution and delivery, the Permitted Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Shares in the same manner as the transferring Shareholder.

ARTICLE II.

TERMINATION

Section 2.01 Termination. This Agreement shall terminate on the earlier of (i) the tenth anniversary of the date hereof and (ii) the day on which both the BC Investor and the Silver Lake Investor are no longer entitled to nominate a Director under Section 1.02(a)(i)(2) and (3), in each case, unless otherwise agreed by the written consent of the Company and each of the Sponsors. Termination of any provision of this Agreement shall not relieve any party from any liability for the breach of any obligations set forth in this Agreement prior to such termination. Notwithstanding anything contained herein to the contrary, the provisions of Section 1.03(c), Section 1.03(d), Section 1.05 and Article V shall survive any termination of any provisions of this Agreement.

ARTICLE III.

REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 3.01 Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Shareholder and to the Company that on the date hereof:

(a) Existence; Authority; Enforceability. Such Shareholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. Such Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization (if not an individual), and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Shareholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by such Shareholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Shareholder (if not an individual); (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Shareholder is a party or by which such Shareholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Shareholder.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Shareholder in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

Section 3.02 Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder that on the date hereof:

(a) Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its subsidiaries is a party or by which the Company’s or any of its subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its subsidiaries.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its subsidiaries in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

Section 3.03 Entitlement of the Company and the Shareholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company and by the Shareholders in connection with the entering into of this Agreement.

ARTICLE IV.

INTERPRETATION OF THIS AGREEMENT

Section 4.01 Defined Terms. As used in this Agreement, the following terms have the respective meaning set forth below:

(a) “Additional Independent Director” shall have the meaning set forth in Section 1.02(a)(ii).

(b) “Additional Shareholder” shall have the meaning set forth in the preamble.

(c) “Affiliate” shall mean any Person, directly or indirectly controlling, controlled by or under common control with such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Agreement” shall have the meaning set forth in the preamble.

(e) “Applicable Exchange” means the New York Stock Exchange or any other stock exchange in which the Common Stock is listed.

(f) “Approved Transaction” means a Transfer to a third party that (i) enters into a definitive written agreement with the Company to consummate a transaction that would result in such third party obtaining not less than ninety-five percent of the total outstanding number of the Company’s voting securities (including by means of merger, consolidation, sale of the Company’s equity interests or any combination thereof) and that is open on the same terms to all shareholders of the Company or (ii) commences a tender offer or an exchange offer for not less than ninety-five percent of the total outstanding number of the Company’s voting securities and that is open on the same terms to all shareholders of the Company, in each case of clauses (i) and (ii) which is approved by the Board.

(g) “Articles” means the Amended and Restated Articles of Incorporation of the Company dated April 18, 2013.

(h) “BC Director” shall have the meaning set forth in Section 1.02(a)(i)(2).

(i) “BC Investor” shall have the meaning set forth in Preamble.

(j) “Board” shall have the meaning set forth in Section 1.01(a).

(k) “Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or permitted by law to be closed in the City of New York in the State of New York.

(l) “Commission” shall mean the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(m) “Common Stock” shall mean the common shares of the Company, nominal value $0.01 per share, and any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

(n) “Company” shall have the meaning set forth in the preamble.

(o) “Competing Business” shall have the meaning set forth in Section 5.06(a).

(p) “Competitor” shall mean any Person that is in the business of leasing, selling or otherwise furnishing fixed satellite service transponder capacity that is used by a Person for both uplinking and downlinking to or from any location(s).

(q) “Confidential Information” shall have the meaning set forth in Section 1.05(b).

(r) “Confidential Investors” shall have the meaning set forth in Section 1.05(b).

(s) “Director” shall have the meaning set forth in Section 1.01(a).

(t) “Drag-Along Notice” shall have the meaning set forth in Section 1.07(c).

(u) “Drag-Along Right” shall have the meaning set forth in Section 1.07(a).

(v) “Drag-Along Third Party Terms” shall have the meaning set forth in Section 1.07(c).

(w) “Exchange Act” shall mean the Securities Exchange Act of 1934.

(x) “Fund Indemnitors” shall have the meaning set forth in Section 1.03(c)(ii).

(y) “Illiquid Securities” shall mean securities which are not traded or quoted on one or more national securities exchanges (within the meaning of the Exchange Act) or the NASDAQ Global Market or on a comparable securities market or exchange existing now or in the future, or which are so traded or quoted but which are subject to a contractual restriction on transfer.

(z) “Indemnitees” shall have the meaning set forth in Section 1.03(c)(i).

(aa) “Independent Director” means a Director who, as of the date of such Director’s election or appointment and as of any other date on which the determination is being made, (i) qualifies as an “Independent Director” under the listing requirements of the Applicable Exchange, and (to the extent that such Director is intended to be a member of the audit committee of the Board) an “Independent Director” under Rule 10A-3 under the Exchange Act and (ii) satisfies any other independence requirement under any laws or regulations which are then applicable to the Company, in each case as determined by the Board without the vote of such Director.

(bb) “Initial Public Offering” shall mean an initial public offering of shares of equity interests of the Company registered on Form F-1 or S-1 (or any equivalent or successor form under the Securities Act).

(cc) “Intelsat Group” shall have the meaning set forth in Section 1.03(c)(i).

(dd) “Permitted Transferee” shall mean the recipient of any Transfer of Shares (i) to any Person for estate planning purposes, only in the case of an individual, (ii) to an Affiliate, (iii) to any Person by operation of law, (iv) in the case of an individual, to such Person’s immediate family or lineal descendants, (v) in the case of an individual, to a trust for the benefits of such Person or such Person referred to in the immediately preceding clause (iv), (vi) in the case of an individual, to a limited liability corporation or partnership which is beneficially owned by such Person and/or by such Person referred to in clause (iv), or (vii) in the case of an individual, upon such Person’s death, to an executor, administrator, testamentary trustee, legatee and beneficiaries; provided, that in each instance that such transferee agrees to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto; and provided further that that (A) any Permitted Transferee of the BC Investor shall be treated as the BC Investor for all purposes hereof, (B) any Permitted Transferee of the Silver Lake Investor shall be treated as Silver Lake for all purposes hereof and (C) any Permitted Transferee of the Additional Shareholder shall be treated as the Additional Shareholder for all purposes hereof.

(ee) “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

(ff) “Proposed Transferee” shall have the meaning set forth in Section 1.06(a).

(gg) “Public Offering” means an underwritten public offering of Common Stock pursuant to an effective registration statement (other than on Form S-4, Form F-4, Form S-8 or their respective equivalents) filed by the Company under the Securities Act.

(hh) “Remaining Directors” shall have the meaning set forth in Section 1.02(a)(i)(4).

(ii) “Representatives” shall have the meaning set forth in Section 1.05(b).

(jj) “Restricted Fund” shall have the meaning set forth in Section 5.06(a).

(kk) “Sale Transaction” shall have the meaning set forth in Section 1.07(a).

(ll) “Securities Act” shall mean the Securities Act of 1933.

(mm) “Selling Investor” shall have the meaning set forth in Section 1.06(a).

(nn) “Shareholders” shall have the meaning set forth in the preamble.

(oo) “Shareholders Agreement” means that certain Shareholders Agreement, dated as February 4, 2008, as amended on December 7, 2009 and March 31, 2012, by and among the Company, the BC Investor and the Silver Lake Investor.

(pp) “Shares” shall have the meaning set forth in recitals and shall include any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.

(qq) “Silver Lake Investor” shall have the meaning set forth in the preamble.

(rr) “SL Director” shall have the meaning set forth in Section 1.02(a)(i)(3).

(ss) “Specified Director” shall have the meaning set forth in Section 1.03(c)(ii).

(tt) “Sponsors” shall mean collectively the Silver Lake Investor and the BC Investor.

(uu) “Subject Investors” shall have the meaning set forth in Section 1.07(a).

(vv) “Subsidiary” or “subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other subsidiary of such specified Person) (i) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests), or (ii) controls the management.

(ww) “Tag-Along Investor” shall have the meaning set forth in Section 1.06(a).

(xx) “Tag-Along Right” shall have the meaning set forth in Section 1.06(d).

(yy) “Tag-Along Third Party Terms” shall have the meaning set forth in Section 1.06(a).

(zz) “Third Party Acquiror” shall have the meaning set forth in Section 1.07(a).

(aaa) “Transfer” shall mean any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition, whether directly or indirectly; and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, a sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of an interest in any Shareholder all or substantially all of whose assets are Shares shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company.

Section 4.02 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined herein are applicable to the singular as well as the plural forms of such terms;

(b) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(c) the word “or” is not exclusive and whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(e) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(f) references herein to (i) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) any law means such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also any rules and regulations promulgated thereunder.

Section 4.03 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 4.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 4.05 Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

ARTICLE V.

MISCELLANEOUS

Section 5.01 Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or email or mailed by overnight courier or by registered or certified mail, postage prepaid:

To the BC Investor:

c/o BC Partners, Inc.

667 Madison Avenue

New York, NY 10065

Tel.: (212) 891-2880

Fax: (212) 891-2899

Attn:   Justin Bateman

           Raymond Svider

Email: justin.bateman@bcpartners.com

           raymond.svider@bcpartners.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Tel: (212) 373-3000

Fax: (212) 757-3990

Attn: John C. Kennedy, Esq.

         Raphael M. Russo, Esq.

Email: jkennedy@paulweiss.com

           rrusso@paulweiss.com

To the Company:	Intelsat S.A. 4, rue Albert Borschette L-1246 Luxembourg Tel.: +352 27-84-1600 Fax: +(352) 27-84-1690 Attn: General Counsel Email: michelle.bryan@intelsat.com with a copy to:

c/o BC Partners, Inc.

667 Madison Avenue

New York, NY 10065

Tel.: (212) 891-2880

Fax: (212) 891-2899

Attn:   Justin Bateman

           Raymond Svider

Email: justin.bateman@bcpartners.com

           raymond.svider@bcpartners.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Tel: (212) 373-3000

Fax: (212) 757-3990

Attn: John C. Kennedy, Esq.

         Raphael M. Russo, Esq.

Email: jkennedy@paulweiss.com

           rrusso@paulweiss.com

To the Silver Lake Investor:	Silver Lake Partners III, L.P. 2775 Sand Hill Road, Suite 100 Menlo Park, California 94025 Tel.: (650) 233-8120 Fax: (650) 233-8125 Attn: Karen King Email: karen.king@silverlake.com

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Tel.: (212) 455-7295 Fax: (212) 455-2502 Attn: William R. Dougherty, Esq. Email: wdougherty@stblaw.com

To the Additional Shareholder:	At the address set forth on the Additional Shareholder’s signature page hereto.

or at such other address and to the attention of such other person as the Shareholder may designate by written notice to the Company and the other Shareholders.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand, facsimile or email, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

Section 5.02 Reproduction of Documents. This Agreement and all documents relating thereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Shareholder pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Shareholder, may be reproduced by each Shareholder by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Shareholder may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Shareholder in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 5.03 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

Section 5.04 Entire Agreement. This Agreement constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties.

Section 5.05 Amendment and Waiver. This Agreement may be amended, supplemented or modified, and the observance of any term of this Agreement may be waived, with (and only with) the consent of the Company and each of the Sponsors; provided, that if such amendment, modification, supplement or waiver materially and adversely affects any Shareholder in a manner disproportionate to the other Shareholders (or group of Shareholders), the consent of such Shareholder shall be required. Notwithstanding the foregoing, any amendments, supplements or modifications to add or remove parties to this Agreement as a result of Transfers permitted herein shall not require the consent of any Shareholder. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. All costs and expenses incurred in connection with any amendment or waiver of the terms of this Agreement shall be borne by the Shareholder incurring the same.

Section 5.06 Other Businesses; Waiver of Certain Duties; No Recourse.

(a) Each Sponsor and each general partner thereof, each member, limited or general partner of each such general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company or any of its subsidiaries) may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company), on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person; provided, that each Sponsor and any Restricted Fund may not engage in or possess an interest in any business that derives more than 10% of its revenue from the leasing, selling or otherwise furnishing of fixed satellite transponder capacity to any Person (a “Competing Business”) so long as such Sponsor has the right to designate at least one Director to the Board. “Restricted Fund” means any fund “under common control with” (as such term is defined by Regulation S-X of the Commission) either Sponsor except for any such fund that (i) does not invest in equity securities or (ii) operates as an equity hedge fund, an index fund or equivalent, holding a non-controlling position with respect to such portfolio investments. Each Sponsor and each general partner thereof, each member, limited or general partner of each such general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company or any of its subsidiaries) may (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company or any of its subsidiaries except for any Competing Business as contemplated by the immediately preceding sentence, and (ii) do business with any potential or actual customer or supplier of the Company or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Company or any of its subsidiaries except for any officer that holds the position of chief executive officer, chief operating officer, chief financial officer, general counsel.

(b) None of the Sponsors nor any of their respective Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company or any of its subsidiaries or any Shareholder for breach of any fiduciary or other duty, as a Shareholder, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries.

(c) Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of their successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of its successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 5.07 Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect. If legally permitted, the unenforceable provision will be replaced with an enforceable provision that as nearly as possible gives effect to the parties’ intent.

Section 5.08 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 5.09 Recapitalization, Exchange, Etc. Affecting the Company’s Stock. Nothing in this Agreement shall prevent the Company (subject to Board approval) from effecting any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all shares of Common Stock, and all of the other shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such shares of capital stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

Section 5.10 Submission to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GOVERNANCE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11 Specific Performance. The Company and the Shareholders hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.12 No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[Remainder of the page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Governance Agreement as of the date first above written.

COMPANY:	INTELSAT S.A.

	By:	/s/ Michelle Bryan
		Name:	Michelle Bryan
		Title:	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

[Signature Page to Governance Agreement]

SHAREHOLDERS –

BC INVESTOR:

SERAFINA S.A.

By:	/s/ Pierre Stemper
	Name:	Pierre Stemper
	Title:	Director

[Signature Page to Governance Agreement]

SHAREHOLDERS –

SILVER LAKE INVESTOR:

SLP III INVESTMENT HOLDING S.ÀR.L.

By:	/s/ Stefan Lambert
	Name:	Stefan Lambert
	Title:	Manager

[Signature Page to Governance Agreement]

SHAREHOLDERS –

ADDITIONAL SHAREHOLDER:

DAVID MCGLADE

By:	/s/ David McGlad

Address for notice:

[Signature Page to Governance Agreement]